Exhibit 99.1

INFORMATION FOR RELEASE

MuniMae Announces Revisions to 2004 Interim Financial Statements

BALTIMORE (September 23, 2004) – Municipal Mortgage & Equity, LLC (NYSE:MMA), known as MuniMae, today announced revisions to its previously reported results for the three months ended March 31, 2004 and six months ended June 30, 2004 to reflect the GAAP effect of $3.0 million in deferred compensation expense which had not previously been recorded. The impact of the revisions on the Company’s net income and earnings per share are as follows:

	Previously
	Reported	Revised
Three Months ended March 31, 2004
Net Income (Loss) ($ millions)	$1.2	($1.3)
Earnings per Share, Basic	$0.04	($0.04)
Earnings per Share, Diluted	$0.04	($0.04)
Six Months ended June 30, 2004
Net Income ($ millions)	$12.4	$9.9
Earnings per Share, Basic	$0.37	$0.29
Earnings per Share, Diluted	$0.37	$0.29

Since the payments to which this expense relates will be spread over three years beginning in July 2005, the expenses do not affect the Company’s cash flow for either period.

Description of Restatement

As previously disclosed as part of the Company’s Annual Report on Form 10-K for 2003, during the first quarter of 2004, following review and approval by the Compensation Committee of the Board of Directors, the Company entered into a number of employment agreements with senior executives. One of these agreements provided for deferred compensation payments, totaling $3.0 million and payable ratably over 36 months beginning in July 2005, to the Company’s Chairman and Chief Executive Officer, who is expected to retire as Chief Executive Officer on June 30, 2005. Based on the terms of his employment agreement, the discounted value ($2.5 million for the three-month period ended March 31, 2004 and $2.6 million for the six-month period ended June 30, 2004) of these payments is reflected as compensation expense for those periods. The failure to timely record this expense was an oversight due to inadequate internal communications at the time the contract was executed.

In connection with its ongoing internal controls initiatives relating to the Sarbanes-Oxley Act of 2002, management of the Company is revising and enhancing its controls relating to the approval of material contracts in order to prevent similar errors in the future.

Additional Information

The Company will shortly be filing amended quarterly reports on Form 10-Q/A and a Current Report on Form 8-K relating to these revisions. These reports will be available through the Securities and Exchange Commission and on the Company’s website at www.mmafin.com.

About Municipal Mortgage & Equity

MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of June 30, 2004, assets under management totaled $8.9 billion secured by 2,204 properties containing 245,725 units in 49 states plus the District of Columbia, Puerto Rico and the U.S. Virgin Islands. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 163 properties containing 36,803 units in 27 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE
www.mmafin.com

Contacts
Investor Relations:
     Angela Richardson, 888/788-3863